Exhibit 99.2

Western Canadian Coal Corp.

Consolidated Financial Statements

For the Years Ended

March 31, 2008 and 2007

Management’s Responsibility for the Financial Statements

The accompanying consolidated financial statements and related financial information are the responsibility of management and have been prepared in accordance with generally accepted accounting principles (GAAP) in Canada. These consolidated financial statements necessarily include amounts that reflect management’s judgment and best estimates. Financial information contained elsewhere in this Annual Review is consistent with the consolidated financial statements.

The Board of Directors, on the recommendation of the Audit Committee, approve the consolidated financial statements. The Audit Committee consists of three members, all of whom are independent. The Audit Committee reviews the consolidated financial statements with management and the independent auditors prior to submission to the Board of Directors for approval. The Audit Committee reviews interim consolidated financial statements with management and the independent auditors prior to their release to the public. The Audit Committee also has the duty to review critical accounting policies and significant estimates and judgments underlying the consolidated financial statements prepared by management, to recommend to the Board of Directors the independent auditors to be proposed to the shareholders for appointment, and to approve the fees of the independent auditors.

The independent auditors, PricewaterhouseCoopers LLP, have conducted an examination of the consolidated financial statements in accordance with Canadian generally accepted auditing standards. The report of the independent auditors is included in this Annual Review. The independent auditors have full and free access to the Audit Committee of the Company.

“John Hogg”	“Jeff Redmond”

John Hogg	Jeff Redmond
President and Chief Executive Officer	Director, Finance

AUDITORS’ REPORT

To the Shareholders of Western Canadian Coal Corp.

We have audited the consolidated balance sheets of Western Canadian Coal Corp. (the “Company”) as at March 31, 2008 and 2007 and the consolidated statements of operation and comprehensive loss, deficit and cash flows for each of the years in the two year period ended March 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2008 and 2007 and the results of its operations and its cash flows for each of the years then ended in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Vancouver, BC

June 17, 2008

Western Canadian Coal Corp.

Consolidated Balance Sheets

As at March 31, 2008 and 2007

(Expressed in thousands of Canadian dollars)

	March 31, 2008	March 31, 2007

ASSETS
Current assets
Cash and cash equivalents	$14,137	$35,272
Restricted cash (Note 6)	4,608	10,000
Accounts receivable (Note 7)	11,418	15,222
Inventory (Note 8)	24,173	28,522
Prepaids and other deposits (Note 9)	216	4,581
	54,552	93,597

Investments (Note 10)	1,681	—
Deposits (Note 11)	12,189	9,946
Mineral property, plant and equipment (Note 12)	384,902	321,652
Future income tax asset (Note 26)	—	13,380
	$453,324	$438,575

LIABILITIES
Current liabilities
Demand bank loan (Note 13)	$3,500	$—
Accounts payable and accrued liabilities	41,142	25,523
Current income tax payable (Note 26)	403	538
Acquisition liability (Note 4)	26,137	—
Current portion of royalty liability (Note 4)	1,490	—
Current portion of asset retirement obligations (Note 15)	1,012	327
Current portion of capital lease obligations (Note 16)	13,348	9,898
Current portion of convertible debentures (Note 17)	11,941	8,730
Current portion of long-term debt (Note 18)	27,918	30,047
	126,891	75,063

Loan from related party (Note 14)	5,016	—
Asset retirement obligations (Note 15)	13,694	9,793
Capital lease obligations (Note 16)	40,173	35,649
Convertible debentures (Note 17)	140,411	102,557
Long-term debt (Note 18)	—	42,131
Royalty liability (Note 4)	8,149	—
	334,334	265,193

SHAREHOLDERS’ EQUITY
Share capital (Note 19)	225,904	182,629
Equity portion of convertible debentures (Notes 14 and 17)	14,166	11,558
Contributed surplus (Note 21)	12,838	6,256
Deficit	(133,918)	(27,061)
	118,990	173,382
	$453,324	$438,575

Commitments and contingencies (Note 28), Subsequent events (Note 31)

The accompanying notes are an integral part of these consolidated financial statements.

Approved on Behalf of the Board of Directors:

“John Byrne”	“John R. Brodie”
John Byrne, Director	John R. Brodie, FCA, Director

Western Canadian Coal Corp.

Consolidated Statements of Operations and Comprehensive Loss

For the years ended March 31, 2008 and 2007

(Expressed in thousands of Canadian dollars, except per share data)

	2008	2007

Revenues	$252,489	$134,121

Cost of goods sold
Cost of product sold	180,165	73,947
Transportation and other	81,840	39,991
Depletion, amortization and accretion	31,123	11,293
	293,128	125,231

(Loss) income from mining operations	(40,639)	8,890

Other expenses (income)
General, administration and selling (Note 22)	22,512	13,839
Coal exploration (Note 23)	4,811	6,739
Interest, accretion and financing fees on long-term debt	27,262	10,525
Investment impairment (Note 10)	3,319	—
Terminated contract expense (Note 9)	2,590	—
Net break fee settlement	—	(233)
Other income (Note 24)	(8,526)	(2,871)
	51,968	27,999

Net loss before tax	(92,607)	(19,109)

Income tax (expense) recovery (Note 26)
Current income tax (expense)	—	(450)
Future income tax (expense) recovery	(13,380)	6,574

	(13,380)	6,124

Net loss for the year	(105,987)	(12,985)

Other comprehensive income	—	—

Net loss and comprehensive loss	(105,987)	(12,985)

Loss per share
Basic and diluted	$(0.95)	$(0.14)

Weighted average common shares outstanding
Basic and diluted	111,349,649	89,879,506

The accompanying notes are an integral part of these consolidated financial statements.

Western Canadian Coal Corp.

Consolidated Statements of Deficit

For the years ended March 31, 2008 and 2007

(Expressed in thousands of Canadian dollars)

	2008	2007

Deficit, beginning of year as previously reported	$(27,061)	$(14,076)
Adoption of financial instruments standards (Note 3)	(870)	—

Deficit as restated	(27,931)	(14,076)

Net (loss) for the year	(105,987)	(12,985)

Deficit, end of year	$(133,918)	$(27,061)

The accompanying notes are an integral part of these consolidated financial statements.

Western Canadian Coal Corp.

Consolidated Statements of Cash Flows

For the years ended March 31, 2008 and 2007

(Expressed in thousands of Canadian dollars)

	2008	2007

Cash flows from (used in):

Operating Activities
Net (loss) for the year	$(105,987)	$(12,985)

Items not involving cash and cash equivalents:
Depletion, amortization and accretion	32,647	11,670
Stock-based compensation	4,957	1,914
Interest, accretion and financing fees on long-term debt	5,972	3,099
Inventory write-down	7,254	—
Investment impairment	3,319	—
Terminated contract expense	2,590	—
Unrealized foreign exchange loss (gain)	1,274	(2,363)
Future income tax recovery	13,380	(6,574)
	(34,594)	(5,239)

Changes in non-cash working capital items (Note 25)	20,816	(30,464)
	(13,778)	(35,703)

Financing Activities
Demand bank loan	3,500	—
Financing costs	—	(822)
Repayments on capital lease obligations	(11,407)	(12,052)
Proceeds from advance from related party, net of issue costs	4,988	—
Net proceeds from sales-leaseback of equipment	—	8,635
Proceeds from convertible debentures, net of issue costs	39,575	—
Proceeds from long term debt, net of issue costs	—	72,928
Repayments on long-term debt	(47,083)	—
Proceeds from exercise of stock options	201	—
Proceeds from issue of shares, net of issue costs	42,780	22,714
	32,554	91,403

Investing Activities
Acquisition of mineral property, plant and equipment	(33,037)	(88,355)
Deposits	(1,874)	(3,347)
Investment (Note 10)	(5,000)	—
	(39,911)	(91,702)

Decrease in cash and cash equivalents during the year	(21,135)	(36,002)
Cash and cash equivalents, beginning of year	35,272	71,274

Cash and cash equivalents, end of year	$14,137	$35,272

Supplementary cash flow information (Note 25)

The accompanying notes are an integral part of these consolidated financial statements.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

1.                   Nature of operations

Western Canadian Coal Corp. (the “Company”) was incorporated in the Province of British Columbia for the purpose of acquiring, exploring and developing coal mining properties for the international metallurgical coal markets.  The Company operates coal mines and develops new coal resources in northeast BC, which take advantage of the infrastructure already established for the northeast BC coalfields, including rail, port, town and other facilities.

2.                   Summary of significant accounting policies

(a)               Basis of presentation

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles.

(b)               Principles of consolidation

These consolidated financial statements include the accounts of the Company and its 100% owned subsidiaries, Western Coal Corp., Wolverine Coal Ltd. (“Wolverine Coal”) and 1243770 Alberta Ltd.  Wolverine Coal was incorporated on July 10, 2006 under the Business Corporation Act (British Columbia).

In accordance with CICA Handbook Section 3055, “Interests in Joint Ventures”, these consolidated financial statements include the Company’s 50% proportionate share of the assets, liabilities, revenues and expenses of the Belcourt Saxon Coal Limited Partnership (the “Joint Venture”) and Belcourt Saxon Coal Ltd. (the “Joint Venture’s operator”). All exploration expenditures incurred by the Joint Venture to date have been charged to earnings.

In accordance with CICA Accounting Guideline 15 “Consolidation of Variable Interest Entities,” these consolidated financial statements include the assets and liabilities of Falls Mountain Coal Inc. as at March 31, 2008 at which time the Company became the primary beneficiary of Falls Mountain Coal Inc. (Note 4).

All significant intercompany transactions and balances have been eliminated.

(c)               Use of estimates

The preparation of financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions based on currently available information.  Such estimates and assumptions may affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the year.

Significant areas where management’s judgment is applied include asset and investment valuations, reserve determinations, production inventory quantities, plant and equipment lives, contingent liabilities, stock-based compensation, warrants, tax provisions and future tax balances, asset retirement obligations, convertible debentures and other accrued liabilities.  Actual results could differ from the estimates and assumptions used.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

2.                   Summary of significant accounting policies (continued)

(c)               Use of estimates (continued)

Depreciation and depletion of capital assets are dependent upon estimates of useful lives of buildings and equipment, estimate of salvage values and reserve estimates, which are determined with the exercise of judgment. The assessments of any impairment of mineral property, plant and equipment are dependent upon estimates of fair value that take into account factors such as reserves, economic and market conditions and the useful lives of assets. Asset retirement obligations are recognized in the period in which they arise and are stated as the fair value of estimated future costs. These estimates require extensive judgment about the nature, cost and timing of the work to be completed, and may change with future changes to costs, mining plans, environmental laws and regulations and remediation practices.

(d)               Financial instruments

Financial assets and liabilities on the balance sheet are recognized when the Company becomes a party to the contractual provisions of the instrument.

(e)               Cash and cash equivalents

Cash and cash equivalents include bank balances and highly liquid temporary money market instruments with initial maturities of three months or less.

Cash equivalents are designated as available for sale and are recorded at fair value using quoted market prices.

(f)                 Inventory

Coal inventory is valued at the lower of average production cost and net realizable value.  Production costs include contract mining costs, direct labour, operating materials and supplies, transportation costs, an applicable portion of operating overhead, including depreciation and depletion.  Net realizable value is the expected difference between the average selling price for the finished product less the costs to get the product into saleable form and to the selling location.

Materials inventory consists of consumable parts and supplies which are valued at the lower of average cost and net realizable value. Net realizable value is actual cost less any provision for obsolescence.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

2.                   Summary of significant accounting policies (continued)

(g)              Mineral property, plant and equipment

Plant and equipment are recorded at cost; maintenance and repairs of a routine nature are expensed as incurred.  The cost of the plant less its salvage value is amortized on a straight-line basis over its useful life.  Equipment is depreciated on a declining balance basis or straight-line basis as appropriate.  Leasehold improvements are depreciated on a straight-line basis over the term of the lease.

Mine development costs include expenditures to acquire and develop identified mineral properties and reserves and net costs relating to production during the development phase. Depletion on producing properties is provided using a unit-of-production method based upon the adjusted proven and probable mineral reserve position of the mine at the beginning of the year. Development costs incurred to expand the capacity of operating mines, to develop new ore bodies or to develop mine areas substantially in advance of current production are capitalized and charged to operations on a unit-of-production method based upon proven and probable mineral reserves.

Exploration costs are charged to earnings in the period in which they are incurred, except where these costs relate to specific properties for which economically recoverable reserves have been established, in which case they are capitalized. Upon commencement of commercial production, these capitalized costs are charged to operations on a unit of production method based upon the proven and probable mineral reserves to which they relate.  If the coal properties are abandoned or otherwise impaired, the related capitalized costs are charged to operations in the period in which the property becomes impaired or abandoned.

Mineral property, plant and equipment include interest and financing costs relating to the construction of plant and equipment and operating costs net of revenues prior to the commencement of commercial production of new mines. Interest and financing costs are capitalized only for those projects for which funds have been borrowed. No interest was capitalized in fiscal 2008 (2007 - $7,823,000).

(h)              Deferred stripping costs

Effective July 1, 2006, the company adopted CICA Emerging Issues Committee Abstract 160 (EIC-160) “Stripping Costs Incurred in the Production Phase of a Mining Operation” on a prospective basis. EIC-160 requires stripping costs to be accounted for as variable production costs to be included in the costs of inventory produced, unless the stripping activity can be shown to be a betterment of the mineral property, in which case, the stripping costs would be capitalized. Betterment occurs when stripping activity increases future output of the mine by providing access to additional sources of reserves. Capitalized stripping costs would be amortized on a unit of production basis over the proven and probable reserves to which they relate.

(i)                 Long-lived assets

The Company monitors the recoverability of long-lived assets, based on factors such as current coal prices, future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets.  The Company’s policy is to record an impairment loss in the period when it is determined that the carrying amount of the assets may not be recoverable.  The impairment loss is calculated as the amount by which the carrying amount of the assets less its related asset retirement obligation net of related future income taxes, exceeds the undiscounted estimate of future cash flows from the asset.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

2.                   Summary of significant accounting policies (continued)

(j)                 Asset retirement obligations

The Company recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of fair value can be determined.  The liability is measured at fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded.  The fair value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset when incurred and amortized to earnings over the asset’s estimated useful life. The asset retirement obligation is reviewed each reporting period and revised for changes in estimated future costs and regulatory requirements.

(k)             Revenue recognition

Revenues from coal shipments are recognized at contracted or market prices when the risks and rewards of ownership pass to the customer and when collection is reasonably assured provided that persuasive evidence of a contract or other arrangement exists.

(l)                 Foreign currency translation

These consolidated financial statements are presented in Canadian dollars.  Transactions in foreign currencies are initially recorded in Canadian dollars at exchange rates in effect at the date of the transaction.  Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the year-end exchange rates.  The resultant gain and loss is included in the consolidated statement of operations as part of the other expenses (income).

(m)           Stock-based compensation plan

The Company has two stock—based compensation plans including one that was approved and adopted while the Company was a venture issuer and one that was approved and adopted following its listing on the TSX.  The fair value method of accounting is used for valuing stock option grants.  Compensation costs, attributable to stock options granted to employees, consultants or directors is measured at fair value at the grant date and expensed over the vesting period with a corresponding increase to contributed surplus.  Upon the exercise of the stock options, consideration paid together with the amount previously recognized in contributed surplus is recorded as an increase to share capital.

(n)              Mineral exploration tax credits

The Company recognizes the benefits related to mineral exploration tax credits to which it is entitled in the period in which recoverability can be established and quantified.

(o)               Future income taxes

Income taxes are recorded using the liability method of tax allocation.  Future income tax assets and liabilities are determined based on temporary differences between the tax and accounting bases and are measured using the current, or substantively enacted, tax rates and laws expected to apply when these differences reverse.  A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized.

(p)               Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period.  The Company applies the treasury stock method in calculating diluted earnings per share.  Diluted earnings per share excludes all dilutive potential common shares if their effect is anti-dilutive.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

3.                   Adoption of new accounting standards and developments

(a)          Effective April 1, 2007, the Company adopted the revised CICA Section 1506 “Accounting Changes”, which requires that: (a) a voluntary change in accounting principles can be made if, and only if, the changes result in more reliable and relevant information, (b) changes in accounting policies are accompanied with disclosures of prior period amounts and justification for the change, and (c) for changes in estimates, the nature and amount of the change should be disclosed. The Company has not made any voluntary change in accounting principles since the adoption of the revised standard.

(b)         Effective, April 1, 2007, the Company adopted the three new accounting standards and related amendments to other standards on financial instruments issued by the CICA. Prior periods have not been restated.

(i)             Financial Instruments — Recognition and Measurement, Section 3855

This standard prescribes when a financial asset, financial liability, or non-financial derivative is to be recognized on the balance sheet and whether fair value or cost-based measures are used.  It also specifies how financial instrument gains and losses are to be presented. All financial instruments and derivatives are measured at fair value on initial recognition. Subsequent measurement depends on the classification of the instrument.

The Company’s cash and restricted cash balances have been classified as held-for-trading and are recorded at fair value. Cash equivalents and investments, which include banker’s acceptances, have been classified as available-for-sale and are recorded at fair value on the balance sheet with changes in the fair value of these instruments reflected in other comprehensive income and included in shareholders’ equity on the balance sheet. Deposits have been classified as held-to-maturity and are recorded at amortized cost.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

3.                   Adoption of new accounting standards and developments (continued)

(i)             Financial Instruments — Recognition and Measurement, Section 3855 (continued)

All derivatives are recorded on the balance sheet at fair value. Mark-to-market adjustments on these instruments are included in net income. In accordance with the standard’s transitional provisions, the Company recognizes as separate assets and liabilities only embedded derivatives acquired or substantially modified on or after April 1, 2003.

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when the risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at fair value with changes in fair value recognized in profit or loss.

All other financial instruments including loan from related party, convertible debentures, long-term debt and royalty liability have been recorded at cost or amortized cost. Transaction costs incurred to acquire financial instruments are included in the underlying balance and the resulting difference between the fair value of the instrument and the adjusted balance is amortized using the effective interest rate method. Regular-way purchases and sales of financial assets are accounted for on the trade date.

(ii)          Hedges, Section 3865

This standard is applicable when a company chooses to designate a hedging relationship for accounting purposes. It builds on the existing AcG-13 “Hedging Relationships” and Section 1650 “Foreign Currency Translation”, by specifying how hedge accounting is applied and what disclosures are necessary when it is applied. The recommendations of this section are optional and are only required if the entity is applying hedge accounting. The adoption of this standard has had no present impact as the Company has not employed hedge accounting which is consistent with prior years.

(iii)       Comprehensive Income, Section 1530

This standard requires the presentation of a statement of comprehensive income and its components. Comprehensive income is the change in net assets during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income comprises all revenues, expenses, gains and losses that are included in comprehensive income but are not recognized in net earnings, such as those resulting from changes in the fair value of financial assets classified as available for sale.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

3.                   Adoption of new accounting standards and developments (continued)

As at April 1, 2007, the effect on the Company’s balance sheet of adopting these standards is summarized as below. As prescribed by these standards, prior periods have not been restated.

	April 1, 2007
	Opening balance	Adjusted on adoption of Financial Instrument standards		Restated opening balances in 2007
ASSETS
Current assets	$93,597	$—		$93,597
Deferred financing costs	6,754	(6,754	)(a)	—
Deposits and other assets	9,922	24	(a)	9,946
Mineral property, plant and equipment	321,652	—		321,652
Future income tax asset	13,380	—		13,380
	$445,305	$(6,730)		$438,575

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$75,063	$—		$75,063
Asset retirement obligations	9,793	—		9,793
Capital lease obligations	35,649	439	(b)	36,088
Convertible debentures	106,465	(4,068	)(a)(c)	102,397
Long-term debt	44,953	(2,231	)(a)(c)	42,722
	271,923	(5,860)		266,063
Shareholders’ equity
Share capital	182,629	—		182,629
Equity portion of convertible debentures	11,558	—		11,558
Contributed surplus	6,256	—		6,256
Deficit	(27,061)	(870	)(b)(c)	(27,931)
	173,382	(870)		172,512
	$445,305	$(6,730)		$438,575

Notes:

(a)	Debt financing costs have been reclassified to their underlying balances of Convertible debentures and Long-term debt. Deferred transaction costs have been reclassified to Deposits and other assets.
(b)	Embedded derivatives have been measured at fair value.
(c)	Deferred financing costs have been adjusted to be recognized on the effective interest rate method.

(c)               Recent Canadian accounting pronouncements

Inventories

CICA Handbook section 3031 “Inventories” will replace the existing section 3030 effective for years fiscal beginning January 1, 2008 and will be applicable to the Company commencing with its fiscal year beginning April 1, 2008. This section establishes standards for the measurement and disclosure of inventories. The Company is in the process of assessing the impact of applying this section on its financial statements.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

3.                   Adoption of new accounting standards and developments (continued)

(c)               Recent Canadian accounting pronouncements (continued)

Financial instruments and capital disclosures

CICA Handbook sections 1535 “Capital Disclosures” and 3862 “Financial Instruments — Disclosures” and 3683 “Financial Instruments — Presentation” are disclosure and presentation requirements that are effective for fiscal years beginning on or after October 1, 2007 and will be applicable to the Company commencing with its fiscal year beginning April 1, 2008. These sections require additional disclosures relating to financial instruments presentation and capital management strategies. The Company is in the process of assessing the impact of applying these sections on its financial statements.

Goodwill and intangible assets

CICA Handbook section “Goodwill and Other Intangible Assets” was replaced by Section 3064 “Goodwill and Intangible Assets” that is effective for fiscal years beginning beginning on or after October 1, 2008 and will be applicable to the Company commencing with its fiscal year beginning April 1, 2009. This standard provides guidance on the recognition, measurement, presentation and disclosure of goodwill and intangible assets. At the same time as the adoption of this standard, EIC-27, “Revenues and Expenditures in the Pre-operating Period,” will be withdrawn. The Company is in the process of assessing the impact of applying these sections on its financial statements.

International financial reporting standards (IFRS)

In 2006, the Canadian Accounting Standards Board (“AcSB”) published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The AcSB strategic plan outlines the convergence of Canadian GAAP with IFRS over an expected five year transitional period. In February 2008 the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada’s own GAAP. The date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011 and will be applicable to the Company commencing with its fiscal year beginning April 1, 2011. The transition date of April 1, 2011 for the Company will require the restatement for comparative purposes of amounts reported by the Company for the year ended March 31, 2011. While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

4.                   Acquisition Falls Mountain Coal Inc.

On April 27, 2007, the Company entered into an agreement (the “Master Agreement”) with Cambrian Mining plc (“Cambrian”), the Company’s major shareholder, governing the respective rights of the Company and Cambrian with respect to the acquisition of Falls Mountain Coal Inc. (“FMC”) by Cambrian from Pine Valley Mining Corporation (“PVMC”) and the possible subsequent disposition by Cambrian to the Company.

In accordance with the terms of the Master Agreement, the Company also agreed to the terms of an interim management services agreement (“Management Agreement”) with Cambrian for which the Company is to provide Cambrian with the management services and the personnel necessary to operate and maintain the Willow Creek Coal Mine and related facilities.

On November 30, 2007, the Company and Cambrian conditionally agreed to the transfer of FMC from Cambrian to the Company, which was subsequently amended in February 2008. The Company will purchase FMC for consideration of $28,111,347, which will be satisfied by:

•                  the issue of 18,740,898 new common shares in the Company with a value of $14,055,674 at $0.75 per common share; and

•                  the deferred payment of $14,055,673 on or before September 30, 2008. If Cambrian provides to the Company on or before July 1, 2008 a written notice of election to receive the deferred payment in common shares, the Company shall pay the deferred payment by the issuance of 4,534,088 new common shares, such share entitlement to be issued at any time thereafter in multiples of not less than 500,000 common shares. If notice of Cambrian provides a notice of an election to receive the deferred payment in cash or if Cambrian does not provide notice on or before July 1, 2008 of an election to receive the deferred payment in cash or common shares, the Company shall pay the deferred payment on or before September 30, 2008 by wire transfer.

On March 31, 2008, the Company’s independent shareholders approved the acquisition of Falls Mountain Coal Inc. (“FMC”), which owns the Willow Creek mine, from its major shareholder Cambrian Mining Plc (“Cambrian”). As a result of this shareholder approval, the Company became the primary beneficiary of Falls Mountain Coal Inc. in accordance with CICA Accounting Guideline 15 “Consolidation of Variable Interest Entities.” The Company has consolidated the assets and liabilities of FMC at March 31, 2008 using the purchase method of accounting. The Company completed the acquisition subsequent to March 31, 2008 (Note 31).

The purchase consideration consists of the following:

Issuance of 18,740,898 common shares	$13,306
Deferred payment	12,831
Transaction costs	125
Total purchase price	$26,262

The value of the 18,740,898 common shares to be issued was determined based on the average market price of the Company’s common shares over the two day period before and after the terms were agreed to and announced.

The deferred payment of $14,056,000 is to be paid in cash or, at Cambrian’s election, by issuance of 4,534,088 common shares of the Company at a deemed price of $3.10 per share. The deferred payment has been discounted to $12,831,000 for six months at the discount rate of 20%.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

4.                   Acquisition Falls Mountain Coal Inc. (continued)

The fair value of the Willow Creek Loadout Royalty (“Royalty”) that the Company will assume as part of the acquisition requires that payment of a minimum of $2,000,000 and up to $26,000,000 be paid to Pine Valley Mining Corporation on the basis of the tonnage of coal from the Willow Creek mine or Brule mine loaded for shipment through the FMC rail load-out facility. The Royalty was valued using the discounted future cash flow method based on the Company’s best estimate of future coal shipments over the next 10 years, a discount rate of 20% and a probability factor of 65% for production three years and on from March 31, 2008.

The preliminary allocation of the total purchase consideration to the assets acquired and liabilities assumed is based upon the estimated fair values at the time of acquisition. The allocation is subject to change in fiscal 2009 as the valuation process is completed.

The Company’s preliminary allocation of the total purchase consideration to the estimated fair value of the acquired assets and liabilities assumed of FMC is as follows:

Reclamation deposits	$544
Mineral property, plant and equipment	38,069
Total assets acquired	38,613

Capital lease obligation	(91)
Asset retirement obligation	(2,621)
Royalty liability	(9,639)
Total liabilities assumed	(12,351)
Net asset acquired	$26,262

5.                   Interest in joint venture

The Company owns a 50% interest in the Belcourt Saxon Coal Limited Partnership (the “Joint Venture”) formed for the exploration and development of the Belcourt and Saxon properties in northeast BC.

The Company’s proportionate share of its interest in and results from the Joint Venture as at and for the year ended March 31, 2008 and 2007 are as follows:

	2008	2007

Cash and cash equivalents	$78	$273
Other current	8	22
Deposits	50	50
Mineral property, plant and equipment	20	26
Current liabilities	(60)	(111)
	$96	$260

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

5.      Interest in joint venture (continued)

	2008	2007

General, administration and selling	$103	$251
Other income	—	(33)
Coal exploration	1,129	2,741
Net loss	$1,232	$2,959

Cash Flows
Operating activities	(1,261)	(3,051)
Financing activities	1,068	950
Investing activities	(2)	43
Increase in cash and cash equivalents during the period	$(195)	$(2,058)
Cash and cash equivalents, beginning of period	273	2,331
Cash and cash equivalents, end of period	$78	$273

Under royalty agreements applicable to certain properties within the Joint Venture, the Joint Venture is obligated to make royalty payments to various third parties based on the selling price upon delivery of all coal sales relating to those properties, ranging from 0.75% to 1.00%.  In addition, the Joint Venture participants are entitled to a royalty equal to US $0.50 per tonne of coal produced from that venturer’s contributed property.

6.                   Restricted cash

Restricted cash as presented consist of the following:

	2008	2007

Funds held in escrow for interest on convertible debentures (Note 17)	$3,523	$—
Interest escrow account (Note 18)	1,085	—
Contingent support account (Note 18)	—	10,000

	$4,608	$10,000

7.                   Accounts receivable

Accounts receivable as presented consist of the following:

	2008	2007

Trade accounts receivable	$7,914	$9,678
Goods and services tax receivable	3,121	3,025
Unrealized gain on foreign currency contracts	—	2,363
Other	383	156

	$11,418	$15,222

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

8.                   Inventory

Inventory as presented consists of the following:

	2008	2007

Production inventory	$16,948	$25,876
Parts inventory	7,225	2,646

	$24,173	$28,522

9.                   Prepaids and other deposits

	2008	2007

Prepaid expenses and deposits	$216	$1,388
Deposits supporting letters of credit	—	3,193

	$216	$4,581

In fiscal 2007, the Company bid on tendered contracts for the sale of hard-coking coal from the Perry Creek mine. The Company was awarded two contracts. As part of these contracts, the Company was required to post performance bonds through letters of credit for US$891,000 relating to the first contract and US$1,154,000 relating to the second contract. The letters of credit were supported by term deposits which were included on the balance sheet in the Prepaids and other deposits line.

Both of these contracts were contingent on the acceptance of a trial shipment of Perry Creek hard-coking coal. Notification of acceptance of the trial shipment for the first contract was made after the expiry of the first contract. The acceptance under the second contract was not made in time for the Company to arrange for shipment. The Company tried to restructure the contracts, but could not come to an agreement with the customer. As a result, the customer terminated the two contracts.

The customer called on the letters of credit for non-delivery of product and these amounts were paid as required by the letters of credit in October 2007. The Company has recorded a charge of $2,053,000 in its financial statements. The Company does not agree with the exercise of the letters of credit and is currently reviewing its options.

Previously deferred sales commissions relating to these contracts totaling $537,000 have also been expensed.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

10.            Investment

As at March 31, 2008, the Company held two Canadian third party non-bank asset-backed commercial papers (“ABCP”) with a total maturity value of $5,000,000. When the Company acquired these investments, they were rated R1 (High) by the Dominion Bond Rating Service (“DBRS”), the highest credit rating issued for commercial paper, and backed by R1 (High) rated assets and liquidity agreements. These investments reached their maturity dates during the quarter ended September 30, 2007, but did not settle on maturity due to the liquidity issues in the ABCP market. These investments were designated as available-for-sale and were included in the cash and cash equivalent balance. These investments have subsequently been reclassified to non-current assets.

On August 16, 2007 an announcement was made by a group representing the banks, asset providers and major investors that they had agreed in principle to a long-term proposal and interim agreement to convert the ABCPs into long-term floating rate notes maturing no earlier than the scheduled maturity of the underlying assets. On September 6, 2007, a restructuring committee was formed to propose a solution to the liquidity problem affecting the ABCP market.

On March 17, 2008, a court order was obtained through which the restructuring of the ABCP is expected to occur under the protection of the Companies’ Creditors Arrangement Act. The details of the restructuring proposal were issued in an Information Statement on March 20, 2008. A vote to approve the restructuring proposal occurred on April 25, 2008 and the proposal was approved.

The Information Statement contained the following details about the proposed restructuring:

•                  Three master assets vehicles (MAV) will be created. Participation in each of the MAV is dependent on the noteholder’s ability and willingness to self insure against margin calls.

•                  5 different series of notes will be issued with each MAV, which will be based on a report issued by J.P. Morgan, financial advisor to the Committee:

•                  Class A-1 Notes will be the senior notes, with the other series of Notes subordinated to them. These Notes are expected to receive AA ratings, have maturities ranging from 6 to 8 years and a coupon rate of Bankers Acceptance (“BA”) Rate less 0.5%.

•                  Class A-2 Notes will be senior to the Class B and C Notes and IA Tracking Notes. These Notes are expected to receive AA ratings, have a maturity of 8 years and a coupon rate of BA Rate less 0.5%.

•                  Class B Notes will be senior to the Class C Notes and IA Tracking Notes. These Notes will not be rated and are expected to have a maturity of 8 years and a coupon rate of BA Rate less 0.5%.

•                  Class C Notes will be senior to the IA Tracking Notes. These Notes will not be rated and are expected to have a maturity of 8 years and a coupon rate of 20%.

•                  IA Tracking Notes will not be rated. These Notes are expected to have a maturity of 8 years and a coupon rate equivalent to the net rate of return generated by the specific underlying assets.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

10.            Investment (continued)

Based on the Information Statement, the Company expects:

•                  $810,000 of its investments will be replaced with Class A-1 Notes

•                  $699,000 of its investments will be replaced with Class A-2 Notes

•                  $120,000 of its investments will be replaced with Class B Notes

•                  $52,000 of its investments will be replaced with Class C Notes.

The restructuring plan was approved for fairness by an Ontario judge on June 6, 2008.

The ABCP in which the Company has invested has not traded in an active market since mid-August 2007 and there are currently no market quotations available. The Company has assessed the fair value of these instruments based on the available information regarding current market conditions, the underlying assets of the Company’s existing trusts and indicative values contained in the report issued by J.P. Morgan. The change in fair value is considered to be other than temporary and as a result, an impairment charge of $3,319,000 has been recorded.

The valuation of these investments involves management’s judgment. Actual results could differ from the estimates and assumptions used.

11.            Deposits

Deposits as presented consist of the following:

	2008	2007

Restricted reclamation deposits (Note (a))	$9,980	$7,430
Other restricted deposits (Note (b))	2,209	2,516

	$12,189	$9,946

(a)          In connection with the mine permits for its Wolverine and Burnt River properties, the Company has provided the BC government with reclamation security deposits of $8,197,000 (2006 - $7,245,000). The Company is required to provide additional reclamation security deposits on the Burnt River property of $975,000 per year for the next two years commencing December 31, 2008. These amounts may be adjusted for inflation, if the cumulative inflation rate from January 1, 2006 for the Wolverine property and from January 1, 2008 for the Burnt River property exceeds 10%.

(b)   Other restricted deposits include security deposits required by vendors.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

12.            Mineral property, plant and equipment

2008	Cost	Accumulated Amortization	Net
Mine development	$227,724	$27,573	$200,151
Plant, buildings and mine facilities	107,668	6,671	100,997
Equipment	103,283	19,529	83,754

	$438,675	$53,773	$384,902

2007	Cost	Accumulated Amortization	Net
Mine development	$193,437	$12,632	$180,805
Plant, buildings and mine facilities	71,908	2,696	69,212
Equipment	80,833	9,198	71,635

	$346,178	$24,526	$321,652

Plant, equipment and mine facilities include assets under capital leases of $96,939,000 (2007 - $68,412,000). Depletion and amortization recorded during the year was $29,247,000 (2007 — $11,670,000).

13.            Demand bank loan

On March 11, 2008, the Company obtained a demand non-revolving bridge loan in the amount of $3,500,000 in order to provide liquidity for working capital purposes pending any possible long term solution to the current liquidity issues affecting the Company’s ABCP (Note 10). The loan is secured by the Company’s ABCP.

The demand bank loan shall be repaid on demand, but must be repaid in full by February 28, 2009. In the event of redemption, liquidation or any other situation in which the proceeds from the ABCP are payable to or received by the Company, 100% of the proceeds shall be applied as repayment to the loan.

The interest rate is at the prime rate per annum. The loan also has a stamping fee of 0.5% per annum.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

14.            Loan from related party

On September 14, 2007, the Company received a loan from Cambrian for $5,000,000 with a principal payment date of July 15, 2011. The loan is convertible at the option of Cambrian at a conversion price of $0.75 per common share until the principal payment date. Interest is to accrue at 8.5% per year and is payable on the principal payment date.

The fee for making the loan was $100,000 payable on the principal repayment date and 520,000 warrants to purchase new common shares in the capital of the Company at an exercise price of $3.25 until September 30, 2008.

The loan was accounted for in accordance with its substance and its component parts have been measured at their respective fair values at the time of issue. The liability component had been calculated as the present value of the stream of interest and principal payments discounted at a rate approximating the interest rate for a similar liability without a conversion feature, which was estimated to be 12%. The difference between the debt component of $4,922,000 and the face value of the loan, in the amount of $78,000 is classified as equity.  Issuance costs related to the debt component of the loan were netted against the liability and are charged to earnings over the term to maturity. The debt component of the loan will be accreted over the term to maturity, by charges to earnings for the period.

15.            Asset retirement obligations

The Company’s asset retirement obligations relate to the restoration and closure of its mine properties.  The asset retirement obligations have been recorded as liabilities at fair value, assuming a credit adjusted risk-free discount rates ranging from 4.20% to 7.66% and an inflation factor of 2.5%.  The amounts of the liabilities are subject to re-measurement during each reporting period.

The total undiscounted amounts of the estimated obligations are approximately $15,772,000 and are expected to be incurred over a ten year period.

Asset retirement obligations as at and for the years ended March 31, 2008 and 2007 are as follows:

	2008	2007

Balance, beginning of year	$10,120	$3,872
Settlement of obligations during the year	(101)
Fair value of asset retirement obligation recorded during the year	4,078	5,762
Add: Accretion of liability component of asset retirement obligation	609	486
Balance, end of year	14,706	10,120

Less: current portion	(1,012)	(327)

Long-term portion of asset retirement obligation	$13,694	$9,793

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

16.            Capital lease obligations

The Company has certain equipment under capital lease expiring in 2012 and at interest rates between 2.50% to 7.72%.  Capital lease obligations for the years ended March 31, 2008 and 2007 are as follows:

	2008	2007

Balance, beginning of year	$45,547	$22,562
Fair value of capital leases recorded during the year	19,459	35,037
Change in fair value of embedded derivatives	(78)	—
Less: payments made during the year	(14,865)	(14,375)
Add: interest portion of payments	3,458	2,323
Balance, end of year	53,521	45,547

Less: current portion	(13,348)	(9,898)

Long-term portion of capital lease obligations	$40,173	$35,649

Future minimum lease payments under capital leases by year and in aggregate are as follows:

For the years ending March 31,	2009	$16,732
	2010	16,930
	2011	13,978
	2012	8,952
	2013	4,659
Total minimum lease payments		61,251
Amounts representing interest		(7,730)
Present value of minimum lease payments		53,521
Less: current portion		(13,348)

		$40,173

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

17.            Convertible debentures

Summary	2008	2007
$125 million issuance, Maturity March 24, 2011	$114,248	$111,287
US$40 million issuance, Maturity November 30, 2010	38,104	—
Balance — end of period	152,352	111,287
Less: Current Portion	(11,941)	(8,730)

	$140,411	$102,557

$125 million issuance, Maturity March 24, 2011	2008	2007
Balance — beginning of period	$111,127	$109,270
Add: Accretion of liability component of debentures	3,121	2,017
Balance — end of period	114,248	111,287
Less: Current Portion	(8,705)	(8,730)

	$105,543	$102,557

On March 24, 2006, the Company issued 125,000 subordinated Convertible debentures in denominations of $1,000 in the aggregate principal amount of $125,000,000. The Convertible debentures bear interest at a rate of 7.5% per annum payable semi-annually on September 24 and March 24 in each year commencing September 24, 2006 and mature on March 24, 2011.  Holders may convert their Convertible debentures into common shares at any time prior to their maturity at a conversion price of $4.00 per common share, being a conversion rate of 250 common shares per $1,000 principal amount of Convertible debentures.

Commencing March 24, 2009, the Company may redeem all or a portion of the Convertible debentures at a redemption price equal to the principal amount plus accrued and unpaid interest thereon, provided that the weighted average trading price of the Company’s common shares on the TSX for the 30 consecutive trading days ending on the fifth trading day preceding the day prior to which the redemption notice is given, is at least 125% of the Conversion Price.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

17.            Convertible debentures (continued)

Upon specified change of control events, holders of Convertible debentures will have the option to require the Company to purchase all or any portion of the Convertible debentures at a price equal to 105% of the principal amount of the Convertible debentures to be purchased, plus accrued and unpaid interest.  The Company may, at its option and subject to certain conditions, elect to satisfy its obligation to repay the principal amount of the Convertible debentures, plus accrued and unpaid interest, upon redemption or maturity, by issuing freely-tradeable common shares.  The number of common shares a holder will receive in respect of each convertible debenture will be determined by dividing the principal amount of the Convertible debentures plus accrued and unpaid interest thereon by 95% of the current market price of the common shares on the date fixed for redemption or the maturity date, as the case may be.

The Convertible debentures are unsecured and are subordinated to the other liabilities of the Company.  However, the trust indenture under which the Convertible debentures are issued provides that the Company will not incur indebtedness secured by the Wolverine assets, other than capital leases, which when added to the Convertible debentures, exceeds $215,000,000.

The Convertible debentures are being accounted for in accordance with their substance and are presented in these consolidated financial statements in their component parts, measured at their respective fair values at the time of issue.  The liability component has been calculated as the present value of the stream of interest and principal payments discounted at a rate approximating the interest rate for a similar liability without a conversion feature.  The difference between the debt component of $112,930,000 and the face value of the Convertible debentures, net of issue costs of $512,000, in the amount of $11,558,000 is classified as equity.  Issuance costs related to the debt component of the Convertible debentures are net against the liability component and charged to earnings using the effective interest rate method. The debt component of the Convertible debentures is accreted over the term to maturity, by charges to earnings for the period.

US$40 million issuance, Maturity November 30, 2011	2008	2007
Balance — beginning of period	$—	$—
Face value of Convertible Debentures issued during the period	40,315	—
Less: Warrants	(1,352)
Less: Shareholders’ equity component	(2,530)	—
Less: Transaction costs	(666)
Liability component of Subordinated Debentures	35,767	—
Add: Accretion of liability component of debentures	1,523	—
Add: Foreign exchange adjustment	1,000
Less: Conversion of convertible debentures	(186)
Balance — end of period	38,104	—
Less: Current Portion	(3,236)	—

	$34,868	$—

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

17.            Convertible debentures (continued)

On November 30, 2007 the Company issued a private placement of 40,372 unsecured convertible debentures in denominations of US$1,000 in the aggregate principal amount of US$40,372,000. The convertible debentures bear interest at a rate of 8.5% per annum payable semi-annually on May 31 and November 30 in each year commencing May 31, 2008 and mature on November 30, 2010.  Holders may convert their convertible debentures into common shares at any time prior to their maturity at a conversion price of $0.75 per common share, being a conversion rate of 1,321 common shares per US$1,000 principal amount of convertible debentures.  The convertible debentures are not redeemable by the Company prior to maturity.

Upon specified change of control events, holders of convertible debentures will have the option to require the Company to purchase all or any portion of the convertible debentures at a price equal to 105% of the principal amount of the convertible debentures to be purchased, plus accrued and unpaid interest.

The convertible debentures are being accounted for in accordance with their substance and are presented in these consolidated financial statements in their component parts, measured at their respective fair values at the time of issue.  The fair value of the liability component has been calculated as the present value of the stream of interest and principal payments discounted at a rate approximating the interest rate for a similar liability without a conversion feature while the fair value of the equity component was determined as the difference between the fair value of the debt component and face value of the convertible debenture. The fair values of the liability, equity and warrant components have been pro-rated based on the consideration received. Issuance costs related to the debt component of the convertible debentures are netted against the liability portion and charged to earnings using the effective interest rate method.  The debt component of the convertible debentures is accreted over the term to maturity, by charges to earnings for the period.

In conjunction with the convertible debenture issuance, the Company has issued warrants to purchase up to 4,240,000 common shares at a price of $0.75 per share. These warrants can be exercised at any time prior to November 30, 2010. The fair value of the warrants was determined using the Black Scholes model with a volatility of 94%, risk-free interest rate of 3.84% and expected life of 2 years.

Restricted cash of $3,523,000 represents the interest required to be paid by the Company on the convertible debentures until November 30, 2008.

On January 31, 2008, 201.86 units or US$201,860 of convertible debentures were converted to 266,666 common shares.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

18.            Long-term debt

	2008	2007

Project debt facility	$27,918	$72,178
Less: current portion	(27,918)	(30,047)

	$—	$42,131

On August 18, 2006, the Company received a $75 million project loan facility, with a syndicate of banks, to be used for the completion of construction and start-up of the Perry Creek mine project. The original facility had a 6.5 year term with the final principal repayment due on December 31, 2012.  The Company had $30.0 million of scheduled long-term debt payments due in fiscal 2008, $11.8 million due in each of fiscal 2009 and fiscal 2010, $7.8 million due in fiscal 2011 and $9.1 million due in fiscal 2012. The remaining balance of $4.5 million was due thereafter.

In addition to the scheduled principal repayments, the facility provided for mandatory principal prepayments of 55% of excess cash flows until the facility is repaid in full. The loan could be repaid at anytime without penalty.

The prime loan interest rate was prime plus 1.50%.

All of the Perry Creek mine assets held by Wolverine Coal were pledged as security for the senior debt facility. Additionally, until the Perry Creek mine has achieved the Completion Test, the parent company, Western Canadian Coal Corp., has provided a guarantee of such amounts outstanding under the facility.

Throughout fiscal 2008, the Company made several amendments to the terms of its project loan facility in connection with various waiver letters. As a result of these amendments, the Company made additional principal payments of $17,083,000 in excess of those described above, penalty payments of $3,284,000 and incurred $950,000 in financing fees. The Company also set up a restricted cash account as an interest reserve account of $1,085,000 for the next 6 months of interest.

As at March 31, 2008, the Company was in violation of certain of its credit agreement covenants. The Company elected not to obtain a waiver for these covenant violations and instead repaid the long-term debt subsequent to March 31, 2008. As a result of this subsequent repayment, the Company has reclassified the entire debt to current liabilities and wrote off all related financing fees.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

19.            Share capital

Authorized: Unlimited number of common shares without par value

Issued:

	Number of Shares	Consideration

Balance, March 31, 2006	83,980,306	$159,744

For cash received from a private placement of shares (Note (a))	8,777,066	17,115

For cash received from the exercise of warrants	3,519,600	5,279

For cash received from the exercise of stock options	450,768	320

Transferred to share capital upon exercise of stock options	—	171

Balance, March 31, 2007	96,727,740	182,629

For cash received from a private placement of shares (Note (b))	19,200,000	42,780

Transferred to share capital upon conversion of convertible debentures (Note 17)	266,666	199

For cash received from the exercise of stock options	140,500	201

Transferred to share capital upon exercise of stock options	—	95

Balance, March 31, 2008	116,334,906	$225,904

(a)                             On December 15, 2006, the Company completed a non-brokered private placement with its major shareholder, Cambrian Mining plc, of 8,777,066 common shares at $1.95 per share for gross proceeds of $17,115,000. The net proceeds from the placement were used to fund the production start-up for the Company’s Brule mine property, to fund the Company’s share of the continuing exploration on the Belcourt Saxon properties, to fund additional regulatory permitting for certain of the Company’s other properties, and for general working capital.

(b)                            On June 28, 2007, the Company completed a brokered private placement of 19,200,000 units at $2.35 per unit for gross proceeds of $45,120,000. Each unit consists of one common share of the Company and one-quarter of one common share purchase warrant. Each whole common share purchase warrant entitles the holder to acquire one additional common share until June 28, 2012 at an exercise price of $3.25. The net proceeds of the private placement were used to repay $19,582,500 of the Wolverine project debt facility and for general corporate purposes including working capital.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

19.            Share capital (continued)

Stock Options

A summary of the Company’s stock options outstanding and the changes for the years ended March 31, 2008 and 2007 is as follows:

	Directors and Officers	Employees and Other	Number of Options	Weighted Average Exercise Price Per Share

Balance at March 31, 2006	1,900,000	1,328,503	3,228,503	$3.44

Cancelled	—	(76,667)	(76 667)
Exercised	(300,000)	(150 768)	(450,768)
Granted	520,000	1,645,000	2,165,000

Balance at March 31, 2007	2,120,000	2,746,068	4,866,068	$3.12

Cancelled	—	(757,500)	(757,500)
Exercised	(45,000)	(95,500)	(140,500)
Granted	2,120,000	1,840,000	3,960,000

Balance at March 31, 2008	4,195,000	3,733,068	7,928,068	$3.00

The Company has two stock option plans, one approved and adopted while the Company was a venture issuer (the “2004 Plan”) and one approved and adopted following the Company’s listing on the Toronto Stock Exchange (the “2005 Plan”).  As at March 31, 2008, 1,205,068 options (2007 - 1,361,068 options) remain issued pursuant to the 2004 Plan of which all have vested (2007 - all options vested).  No new options can be granted under the 2004 Plan and options granted under 2004 Plan prior to the adoption of the 2005 Plan will survive until exercise, lapse or termination in accordance with the provisions of the 2004 Plan.

Pursuant to the terms of the 2005 Plan, the maximum number of common shares issuable will be a number equal to 10% of the issued and outstanding common shares on a non-diluted basis at any time.  The exercise price of the options granted under the 2005 Plan is determined by the board of directors of the Company provided that such exercise price is not less than the market price on the date of grant of such options or such other minimum price as may be required by the TSX.  Options granted pursuant to the 2005 Plan will have a term of up to five years and will vest as determined by the board of directors of the Company.  As at March 31, 2008, 6,723,000 options (2007 - 3,505,000 options) are issued pursuant to the 2005 Plan.  Of these, 4,149,333 options (2007 - 1,599,664 options) have vested with the remaining options vesting 20% on each of the four anniversary dates following the date of grant.

The options currently outstanding are exercisable at prices ranging from $0.80 to $6.20 at various dates up to March 28, 2013.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

19.            Share capital (continued)

Stock Options (continued)

Options to acquire common shares have been granted and are outstanding at March 31, 2008 as follows:

Number of Stock Options Outstanding	Number of Stock Options Exercisable	Option Exercise Price	Expiry Date

105,000	105,000	0.80	February 15, 2009
40,000	40,000	1.20	May 16, 2009
250,000	250,000	1.38	May 16, 2009
250,000	250,000	1.59	May 16, 2009
190,068	190,068	1.50	August 29, 2009
130,000	130,000	2.50	October 5, 2009
140,000	140,000	3.30	November 12, 2009
50,000	50,000	4.92	December 6, 2009
50,000	50,000	6.10	March 15, 2010
645,000	387,000	5.40	July 28, 2010
190,000	190,000	6.10	July 28, 2010
180,000	180,000	6.20	July 28, 2010
685,000	460,000	2.26	September 7, 2011
190,000	190,000	1.95	November 28, 2011
873,000	333,000	2.02	March 5, 2012
500,000	500,000	2.25	November 30, 2012
610,000	154,000	2.53	February 20, 2013
2,850,000	1,755,333	3.37	March 28, 2013

7,928,068	5,354,401

Warrants

The Company’s warrants outstanding at March 31, 2008 and 2007 and the changes for the years then ended are as follows:

	Number of Shares Issuable pursuant to Warrants	Weighted Average Exercise price per Share

Balance at March 31, 2006	3,522,500	$1.50

Exercised	(3,519,600)	1.50
Expired	(2,900)	1.50

Balance at March 31, 2007	—	—

Issued	9,560,000	2.14

Balance at March 31, 2008	9,560,000	$2.14

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

20.            Stock-based compensation

During the year ended March 31, 2008, the Company granted 3,960,000 (2007 — 2,165,000) stock options to employees, officers, consultants and directors.  During the year ended March 31, 2008, an amount of $4,957,000 (2007 - $1,914,000) was charged to operations in recognition of stock-based compensation expense, based on the vesting schedule for the options granted.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with weighted average assumptions and resulting values for grants as follows:

	2008	2007

Assumptions:
Risk-free interest rate (%)	3.43	4.01
Expected life (years)	3.2	3.3
Expected volatility (%)	98	63
Expected dividend	Nil	Nil
Results:
Weighted average fair value of options granted (per option)	$1.88	$0.83

21.            Contributed surplus

The following table summarizes the movements in contributed surplus for the years ended March 31, 2008 and 2007:

	2008	2007

Balance — beginning of year	$6,256	$4,513
Fair value of stock based compensation recorded during the year	4,957	1,914
Transferred to share capital upon exercise of stock options	(95)	(171)
Fair value of warrants issued during the year	1,720	—

Balance — end of year	$12,838	$6,256

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

22.            General, administration and selling

	2008	2007

Schedule of expenses:
Salaries, benefits and other remuneration	$6,137	$5,227
Stock-based compensation (Note 20)	4,957	1,914
Consulting	2,859	913
Sales and marketing	2,395	1,638
Legal and audit	1,400	767
Office and miscellaneous	1,285	574
Insurance	1,063	420
Travel and related expenses	756	931
Amortization	703	377
Rent and telecommunications	591	537
Exchange listings and other regulatory fees	235	397
Corporate communications	131	144

	$22,512	$13,839

23.            Coal exploration

	2008	2007

Schedule of expenses:
Willow Creek	$2,958	$—
Belcourt and Saxon (Note 5)	1,129	2,741
Other	724	258
Wolverine - Herman	—	3,740

	$4,811	$6,739

24.            Other income

	2008	2007

Foreign exchange gains	$(6,799)	$(939)
Interest income	(1,846)	(1,852)
Other	119	(80)

	$(8,526)	$(2,871)

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

25.            Supplementary cash flow information

	2008	2007

Other information:
Interest paid	$15,854	$14,682

Non-cash investing and financing transactions:
Capital lease obligation recognized for assets under capital lease	$19,459	$35,037
Acquisition of Falls Mountain Coal Inc.	$35,776	$—

As at March 31, 2008, the cash and cash equivalents balance consisted solely of cash balances held at financial institutions (2007 - $11,758,000).

Changes in non-cash working capital items consisted of the following:

	2008	2007

Restricted cash	$5,392	$(625)
Accounts receivable	3,804	(6,846)
Inventory	(4,806)	(8,308)
Prepaid expenses	1,775	(816)
Accounts payable and accrued liabilities	14,786	(14,121)
Current income tax payable	(135)	252
	$20,816	$(30,464)

26.            Income taxes

Income tax expense differs from the amount that would be computed by applying the Federal and Provincial statutory income tax rates of 33.72% (2007 — 34.1%) to earnings before income taxes.  The reasons for the differences and the related tax effects are as follows:

2008

Loss before taxes	$(92,607)

(Recovery) at applicable rates	$(31,223)
Change in future income tax asset net of valuation allowance	41,823
Expenses not deductible	2,780
Provincial mineral taxes	—

Income tax expense (recovery)	$13,380

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

26.            Income taxes (continued)

Per CICA Handbook Section 3465 “Income Taxes”, a future income tax asset can only be recognized as a result of it being “more likely than not” that sufficient future taxable income will be available to utilize such future income tax assets. The future income tax asset must be assessed on a regular basis. The “more likely than not” criteria is difficult to meet when there is unfavourable evidence such as cumulative losses in recent years and a history of tax losses.  The Company’s historical operating history must be used to assess the “more likely than not” criteria and therefore a valuation allowance has been recorded in the second quarter of fiscal 2008 to write off the previously recorded future income tax assets.

	2008	2007

Future tax assets:
Net operating loss carryforwards	$24,556	$6,480
Financing fees not yet deducted	3,176	2,301
Mineral property, property and equipment	16,695	5,223
Tax value of marketable securities in excess of book value	487	—
	44,914	14,004
Valuation allowance	(44,914)	(624)

Net future tax asset	$—	$13,380

For provincial mineral tax purposes, the Company is entitled to new mine and investment allowances which increase deductions available in excess of those incurred. The benefit from these allowances, estimated to be approximately $14,148,000, has not been included in the future income tax asset.

The company has non-capital losses carried forward available to reduce future taxable income of approximately $89,887,000 which if unused, expire as follows:

2009	169
2010	50
2011	3
2015	4,546
2026	289
2027	35,938
2028	48,892

$89,887

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

27.            Related party transactions

(a)               On December 15, 2006, a non-brokered private placement was completed with Cambrian as described in Note 19.

(b)              On April 27, 2007, the Company entered into a Master Agreement and Management Agreement with Cambrian. On November 30, 2007, the parties conditionally agreed to transfer Falls Mountain Coal to the Company from Cambrian (Note 4).

(c)               On June 28, 2007, Cambrian subscribed for 2,450,000 Units for aggregate gross proceeds of $5,757,500 of the private placement (Note 19).

(d)              On September 14, 2007, Cambrian extended a loan of $5,000,000 to the Company. The terms of the loan were subsequently amended (Note 14).

(e)               On November 30, 2007, Audley European Opportunities Master Fund (“Audley”), which is advised by Audley Capital Advisors LLP, of which one of the Company’s Directors is a partner, subscribed for 30,000 convertible debentures with a face value of US$30,000,000 (Note 17). In conjunction with the convertible debenture issuance, the Company has issued warrants to purchase up to 4,240,000 common shares at a price of $0.75 per share. These warrants can be exercised at any time prior to November 30, 2010.

The transactions described above have been recorded at their exchange amounts, which management believes to be representative of commercial terms.

28.            Commitments and contingencies

(a)               On March 21, 2005, the Company filed a Petition in the Supreme Court of British Columbia to have the Court set aside a Royalty Sharing Agreement (“RSA”), dated March 31, 2000, entered into between the Company and three individuals, two of whom are former directors and officers of the Company.  The Company’s then current Board of Directors had concluded that the transaction which resulted in the RSA was not in the best interests of the Company and had not received the appropriate approvals at the time.  The Petition was heard in the British Columbia Supreme Court during the week of February 20, 2006.  On February 24, 2006, the court gave oral reasons dismissing the petition.

On March 24, 2006, the Company filed a Notice of Appeal with the Court of Appeal for British Columbia and on October 11, 2006, the Company notified the respondents that the Company was abandoning its appeal but was not altering its position that the RSA was granted in consideration for advances made to the Company and that as such the three individuals were not entitled to receive any royalty payment that represents interest in excess of 60% per annum as provided in section 347 of the Criminal Code of Canada.

The Company has made royalty payments to the three individuals up to the maximum amount which would result in them receiving an effective annual rate of interest not greater than 60% on the advances they made to the Company that formed consideration for the royalty. To March 31, 2008, the Company made payments of $453,000 representing the maximum payments allowed under section 347 of the Criminal Code of Canada based on the respective advances that each of the three royalty holders made to the Company.  The Company has not recorded the additional amount which it believes would, to date, exceed the limit of permissible payments, which at March 31, 2008 is $2,235,000.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

28.            Commitments and contingencies (continued)

On January 19, 2007, one of the royalty holders, Mr. Fawcett, initiated a Petition against the Company in the Supreme Court of British Columbia to obtain certain rulings from the court relating to whether the Company is obliged to make further payments to him pursuant to the terms of the RSA.  On July 27, 2007, a second royalty holder, Mr. Gibson, initiated a Petition against the Company in the Supreme Court of British Columbia to obtain similar relief.  The third individual has indicated that he will consider himself to be bound by any Court ruling made in the Petition filed by Fawcett. The principal question at issue in the Petitions filed by the three claimants is the construction of the RSA and in particular a declaration that the royalty provided for does not constitute interest within the meaning of Section 347 of the Criminal Code.

On March 2, 2007, the Company filed an application in the Supreme Court seeking to convert the Petition brought by Mr. Fawcett to an action to be heard by a trial.  The Company’s application was dismissed by the Court on July 6, 2007, and the Company has filed a Notice of for Leave to Appeal that decision to the Court of Appeal. On November 7, 2007 the Court of Appeal granted leave to hear the Appeal of the July 6, 2007 decision. In March 2008 the Court of Appeal dismissed the appeal.

In May 2008, the Company brought an application seeking the right to cross-examine two of the claimants in respect of extrinsic evidence being relied upon in the claimants petitions. The judge hearing the matter was prepared to grant the motion but left the decision to be made by the Judge hearing the Petitions. The Judge obtained agreement from counsel for the claimants that if at the hearing of the petitions the extrinsic evidence is ruled as admissible then the Company will be free to seek leave to cross-examine the claimants. The hearing of the Petitions is expected to be in September 2008.

(b)              On June 10, 2008, the Company was served with a Writ of Summons and Statement of Claim which had been filed by Endeavour Financial International Corporation (“Endeavour”), as Plaintiff, in the Supreme Court of British Columbia on June 6, 2008, against Western Canadian Coal Corp. (“Company”) and Cambrian Mining plc, (“Cambrian”) as defendants, alleging misconduct by the defendants in relation to two engagement letters entered into between the Company and the Plaintiff. The engagement letters related to the provision of services related to debt transactions in a letter dated June 27, 2007, the “Debt Transactions” and services related to merger and acquisition transactions in a letter dated August 7, 2007, the “M&A Transactions”. Endeavour has alleged that the Company and Cambrian engaged in misconduct under the terms of the Debt Transaction engagement and the M&A Transaction engagement that gave rise to a right by Endeavour to terminate the engagement letters.

Endeavour has claimed damages arising from the termination of the engagement letters amounting to success fees that it allegedly would have earned had the engagements not been terminated in the amount of $1.5 million in respect of two Debt Transactions plus an amount representing the Black-Scholes valuation of options which were to be issued under the terms of the Debt Transaction engagement plus any success fees that Endeavour would be entitled to under the Debt Transaction up to April 24, 2009 and up to October 24, 2008 in respect of the M&A Transaction.

The Company has retained counsel and will file an Appearance and Statement of Defense in accordance with the Court Rules. It is the Company’s position that it did not conduct itself in a manner that would have entitled Endeavour to terminate and accordingly Endeavour wrongfully terminated the engagement letters and is not entitled to any success fees. The liability of the Company, if any, associated with this claim is indeterminate at this point.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

28.            Commitments and contingencies (continued)

(c)               The Company entered into a contract with Mitsui Matsushima Co. Ltd. (“Mitsui”) on May 18, 2001, pursuant to which the Company appointed Mitsui as its exclusive sales and marketing agent for the sale of the Company’s coal to customers in Japan and Taiwan.  Mitsui has full authority to negotiate and, subject to consent by the Company, conclude sales of the coal on the best commercial terms Mitsui reasonably considers to be achievable in the circumstances.  For its services, the Company will pay Mitsui a commission of 1% of the sales price at the loading port of all coal sold to customers in the territory.  The agreement will remain in effect unless and until the Company terminates it due to Mitsui becoming insolvent or commencing liquidation proceedings or for failure of Mitsui to perform a material term of the agreement.

(d)              The Company is using an experienced mining contractor for its Wolverine mine operations and direct hires for the coal processing operations. The Perry Creek open-pit mine is operated and managed by the mining contractor and the Company provides overall management and engineering and operates the coal preparation plant. The mining contractor and the Company have entered into an agreement which provides for contract mining services for a four year term after which the Company will assume the mining operations. The agreement provides for the reimbursement of specified costs during the mining process and any suspension of operations and the payment of reasonable costs associated with the demobilization of the contractor’s equipment upon termination of the agreement.

(e)               Other commitments are noted elsewhere in these consolidated financial statements (Notes 4, 5, 11, 13, 14, 15, 16, 17, 18, 29 and 31).

29.            Financial instruments and concentration of risk

(a)               Fair values

The carrying value of short-term financial assets and liabilities as presented in the consolidated balances sheets are reasonable estimates of fair values due to the relatively short periods to maturity and the commercial terms of these instruments. The carrying amount of non-current financial liabilities at March 31, 2008 is considered to be a reasonable estimate of fair value.

(b)               Concentration of credit risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents, restricted cash, accounts receivables and deposits.  The Company deposits cash and cash equivalents and restricted cash balances with high credit quality financial institutions.  Future coal production is expected to be committed to a small number of large steel mill customers on market pricing terms.  The Company performs credit evaluations of its customers on an ongoing basis.

(c)               Interest rate risk

The Company’s bank loan for financing accounts receivables and its long term debt bear interest at fluctuating rates while its convertible debentures and loan from related party are at fixed rates of interest. The Company believes it is not exposed to significant interest rate risks. The carrying value of these balances approximate their fair values.

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

29.            Financial instruments and concentration of risk (continued)

(d)               Currency risk

All sales revenues for the Company are denominated in US dollars.  The Company may also become exposed to currency fluctuations on purchase of certain equipment or facilities for its new mines which are denominated in US dollars.  These potential currency risks could have a significant impact on the cost of constructing its mines and on the profitability of the Company.

To minimize the risk exposure of foreign currency fluctuations on sales revenues, the Company may enter into forward exchange contracts to fix the rate at which future anticipated flows of US dollars are exchanged into Canadian dollars. As at March 31, 2008, the Company had no foreign currency derivatives outstanding while at March 31, 2007, the Company had contracts for forward sales of US dollars at 1.1721, in the amounts of US $15,000,000 per month from April through December 2007.

30.            Segmented information

All of the Company’s mining operations are conducted in Canada. However, the Company had no revenues from Canadian customers. The Company’s revenues for the periods ended March 31, 2008 and 2007 are derived from coal sales to customers located in the following geographic areas:

	2008	2007
Asia	$173,474	$126,657
Europe	79,015	7,464
	$252,489	$134,121

For each of the years ended March 31, 2008 and 2007, there were four and three customers respectively, with each accounting for greater than 10% of revenues. The percentage of sales to these customers was 66% and 69% respectively for the years ended March 31, 2008 and 2007.

31.            Subsequent events

(a)               On April 30, 2008, the Company obtained short-term bridge financing for US$30,000,000 from Audley. The bridge financing was used to repay the existing long-term debt and to accelerate the expansion plans of the Willow Creek mine.

The bridge financing, if not repaid earlier, will be repaid in two tranches with US$15,000,000 payable on July 29, 2008 and the balance payable on October 29, 2008. The bridge financing shall accrue interest at a rate of LIBOR plus 450 basis points for the first three months and thereafter until maturity accrue interest at a rate of LIBOR plus 650 basis points. The bridge financing includes a redemption fee of US$1,300,000 payable in two installments, i) $500,000 due July 31, 2009 and $800,000 on or before the maturity date. In the event that the financial covenants are not breached, the redemption fee will be reduced to US$1,000,000. If the bridge financing is repaid in full on or before July 30, 2008, the redemption fee will be reduced to US$900,000. In conjunction with the bridge, the Company has issued warrants to purchase up to 4,000,000 common shares at a price of $4.82 per share. These warrants can be exercised at any time prior to January 31, 2009.

The bridge financing is secured by a first priority security interest in all existing and future mineral deposits of the Company and all other personal property assets excluding equipment encumbered by capital leases, the Company’s interest in Belcourt Saxon Joint Venture (Note 5) and the ABCP pledged as collateral for the demand bank loan (Note 13).

Western Canadian Coal Corp.

Notes to Consolidated Financial Statements

As at March 31, 2008 and 2007

(All dollar amounts are stated in Canadian dollars unless otherwise indicated.  Tables are expressed in thousands of Canadian dollars, except share and per share amounts.)

31.            Subsequent events (continued)

(b)              On April 30, 2008, the Company used the proceeds of the short-term financing referred to above to repay the outstanding balance of $27,917,500 of the long-term debt (Note 18).

(c)               On May 6, 2008, the Company completed the acquisition of FMC (Note 4) and issued 18,740,898 common shares to Cambrian as part of the purchase consideration.

(d)              For the period of April 1, 2008 to June 16, 2008, $37,095,000 of principle or 37,095 units of the $125,000,000 convertible debenture have been converted into 9,273,750 common shares of the Company, while $9,871,000 of principle or 9,871 units of the US$40,372,000 convertible debenture have been converted into 13,039,621 common shares of the Company (Note 17).

(e)               For the period of April 1, 2008 to June 16, 2008, 794,200 warrants expiring June 28, 2012 (Note 19) have been exercised.